Exhibit 10.75

Execution Version

MERGER AND REORGANIZATION AGREEMENT

by and among

STONEMOR PARTNERS L.P.

STONEMOR GP HOLDINGS LLC

STONEMOR GP LLC

AND

HANS MERGER SUB, LLC

Dated as of September 27, 2018

US 5676929

TABLE OF CONTENTS

Article I

CERTAIN DEFINITIONS

Section 1.1	Certain Definitions	2

Article II

CONTRIBUTION AND MERGER

Article III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties of the Parties	14
Section 4.2	No Other Representations or Warranties	18

Article V

COVENANTS

i

US 5676929

Article VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Article VII

TERMINATION

Article VIII

MISCELLANEOUS

ii

US 5676929

Schedules

Schedule 4.1(g)	Transactions with Unitholders

Exhibits

Exhibit A	Form of Certificate of Incorporation of the Company
Exhibit B	Form of Bylaws of the Company
Exhibit C	Registration Rights Term Sheet

iii

US 5676929

MERGER AND REORGANIZATION AGREEMENT

This MERGER AND REORGANIZATION AGREEMENT, dated as of September 27, 2018 (this “Agreement”), is entered into by and among StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), StoneMor GP LLC, a Delaware limited liability company and the general partner of the Partnership (“GP”), StoneMor GP Holdings LLC, a Delaware limited liability company and the sole member of GP (“GP Holdings”), and Hans Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of GP (“Merger Sub”).

RECITALS

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the board of directors of GP (the “GP Board”) by unanimous vote (a) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the Partnership and the holders of common units representing limited partner interests (the “Common Units”) in the Partnership (the “Unitholders”) (other than GP and Unitholders affiliated with GP), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting Special Approval), (c) directed that this Agreement be submitted to a vote of the Unitholders, and (d) resolved its recommendation of adoption of this Agreement by the Unitholders;

WHEREAS, each of (i) the Board of Directors of GP Holdings, on behalf of GP Holdings, in its individual capacity and in its capacity as the sole member of GP, and immediately following the Conversion (as hereinafter defined), as the sole stockholder of the Company, and (ii) the GP Board on behalf of GP and in its capacity as the sole member of Merger Sub, has approved this Agreement and the transactions contemplated hereby;

WHEREAS, the parties intend that, as more particularly described herein, (i) GP Holdings shall contribute the 2,332,878 Common Units owned by it (the “GP Holdings’ Common Units”) to GP and immediately following receipt thereof, GP shall contribute the GP Holdings’ Common Units to StoneMor LP Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of GP (“LP Sub”), (ii) GP shall convert into a Delaware corporation (the “Conversion”) to be named “StoneMor Inc.” (following the Conversion, GP is referred to herein as the “Company”) and all of the limited liability company interests of GP held by GP Holdings prior to the Conversion shall be cancelled in accordance with this Agreement and (iii) Merger Sub shall be merged with and into the Partnership (the “Merger”) with the Partnership surviving and with the Company as its sole general partner and LP Sub as its sole holder of Common Units and each Outstanding (as defined below) Common Unit (other than those held by LP Sub) being converted into the right to receive one share of common stock, par value $0.01 per share, of the Company (the “Company Shares”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the parties’ willingness to enter into this Agreement, the Partnership, GP and certain Unitholders (the “Supporting Unitholders”) are entering into a voting and support agreement, pursuant to which, among other things, the Supporting Unitholders have agreed, subject to the terms and conditions set forth therein, to vote (or cause the vote of, as applicable) all of the Common Units owned by them in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

US 5676929

Article I

CERTAIN DEFINITIONS

Section 1.1Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“2004 Director Deferred Phantom Unit Award” has the meaning set forth in Section 3.7(a).

“2004 Partnership Equity Plan” means the StoneMor Partners L.P. Long-Term Incentive Plan (as amended April 19, 2010).

“2014 Director Deferred Phantom Unit Award” has the meaning set forth in Section 3.7(b).

“2014 Partnership Equity Plan” means the StoneMor Partners L.P. 2014 Long-Term Incentive Plan.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this Agreement, GP Holdings, GP, the Partnership and their respective Subsidiaries shall not be considered Affiliates of the Company and its Subsidiaries.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Book-Entry Units” has the meaning set forth in Section 3.1(b).

“Business Day” means any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York, New York.

“Bylaws” has the meaning specified in Section 2.1(b).

“Certificate” has the meaning set forth in Section 3.1(b).

“Certificate of Conversion” has the meaning set forth in Section 2.1(b).

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership as filed with the Secretary of State of the State of Delaware on April 2, 2004.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Change in Recommendation” has the meaning set forth in Section 5.2(b).

“Charter” has the meaning specified in Section 2.1(b).

US 5676929

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Common Units” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Long-Term Incentive Plan” means the StoneMor Amended and Restated 2018 Long-Term Incentive Plan.

“Company Shares” has the meaning set forth in the recitals to this Agreement.

“Conflicts Committee” has the meaning set forth in the recitals to this Agreement.

“Contribution” has the meaning set forth in Section 2.1(a).

“Conversion” has the meaning set forth in the recitals to this Agreement.

“Conversion Effective Time” has the meaning set forth in Section 2.1(b).

“Converted Director Deferred Phantom Unit Award” has the meaning set forth in Section 3.7(b).

“Converted Phantom Unit Award” has the meaning set forth in Section 3.7(c).

“Converted UAR” has the meaning set forth in Section 3.7(e).

“Credit Agreement” has the meaning set forth in Section 6.7.

“Credit Agreement Amendment” has the meaning set forth in Section 6.7.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Deferred Phantom Unit Award” has the meaning set forth in Section 3.7(a).

“DLLCA” means the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. §17-101 et seq.

“Effective Time” has the meaning set forth in Section 2.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

US 5676929

“Exchange Agent” means such entity as may be mutually selected by the Company and the Partnership pursuant to Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any applicable national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator.

“GP” has the meaning set forth in the introductory paragraph of this Agreement.

“GP Board” has the meaning set forth in the recitals to this Agreement.

“GP Holdings” has the meaning set forth in the introductory paragraph of this Agreement.

“GP Holdings’ Common Units” has the meaning set forth in the recitals to this Agreement.

“GP LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of StoneMor GP LLC, dated as of May 21, 2014, as amended as of November 17, 2015, May 17, 2017 and March 19, 2018.

“Incentive Distribution Rights” has the meaning set forth in the Partnership Agreement.

“Indemnitees” has the meaning set forth in Section 5.8(a).

“Law” means any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“LP Sub” has the meaning set forth in the recitals to this Agreement

“Material Adverse Effect” means, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on a StoneMor Party’s results of operations, operating business or financial condition in a manner that would impact a decision to conduct the ongoing business in corporate juridical form as opposed to continuing in partnership form; provided, however, that “Material Adverse Effect” shall not include any change, effect, event or occurrence resulting from (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (ii) general market, economic, financial, regulatory or political conditions, (iii) any outbreak of hostilities, war, or terrorism, (iv) any earthquakes, hurricanes, tornadoes, floods or other natural disasters, (v) any effect that generally affects the death care industry or (vi) any changes in applicable Laws.

US 5676929

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the introductory paragraph in this Agreement.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act.

“NYSE” means the New York Stock Exchange.

“Outstanding” has the meaning set forth in the Partnership Agreement.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 9, 2008, as amended as of November 3, 2017.

“Partnership Conflicts Committee Recommendation” has the meaning set forth in Section 5.2(b).

“Partnership Equity Plans” means the 2004 Partnership Equity Plan and the 2014 Partnership Equity Plan, each as amended.

“Partnership Proxy Statement” has the meaning set forth in Section 5.2(a).

“Partnership SEC Documents” means all reports, schedules, forms, certifications, prospectuses and registration, proxy and other statements required to be filed or furnished by the Partnership or any Unitholder with the SEC and publicly available prior to the date of this Agreement.

“Partnership Unitholder Approval” has the meaning set forth in Section 6.1.

“Partnership Unitholder Meeting” has the meaning set forth in Section 5.2(b).

“Person” means any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Phantom Units” has the meaning set forth in Section 3.7(a).

“Pre-Closing Transactions” has the meaning set forth in Section 2.1.

“Registration Statement” has the meaning set forth in Section 5.2(a).

“Reorganization” means, collectively, this Agreement and the transactions contemplated hereby, including the Pre-Closing Transactions and the Merger.

US 5676929

“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Required Approvals” has the meaning set forth in Section 4.1(f).

“Restricted Units” has the meaning set forth in Section 3.7(d).

“Restricted Unit Award” has the meaning set forth in Section 3.7(d).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Special Approval” has the meaning set forth in the Partnership Agreement.

“StoneMor Parties” means the Partnership, GP and GP Holdings, each acting in its individual capacity.

“Subsidiaries” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except, in the case of the Partnership, the Company or the GP (as applicable) and its respective Subsidiaries shall not be deemed to be Subsidiaries of the Partnership (unless otherwise specifically provided in this Agreement).

“Supporting Unitholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Entity” has the meaning set forth in Section 2.2(a).

“Takeover Laws” has the meaning set forth in Section 4.1(c)(iii).

“UAR” has the meaning set forth in Section 3.7(e).

“UAR Award” has the meaning set forth in Section 3.7(e).

“Unitholders” has the meaning set forth in the recitals to this Agreement.

US 5676929

Article II

CONTRIBUTION AND MERGER

Section 2.1Pre-Effective Time Transactions. The following shall occur immediately prior to the Effective Time on the Closing Date (collectively, the “Pre-Closing Transactions”) with such Pre-Closing Transactions to take effect in the order set forth below on the Closing Date:

(a)Contribution. GP Holdings shall and, effective as of 12:01 a.m. Eastern time on the Closing Date, does hereby contribute, grant, transfer, assign and convey to the GP, and the GP shall and, effective as of 12:01 a.m. Eastern time on the Closing Date, does hereby accept, all right, title and interest in and to the GP Holdings Common Units, and immediately following receipt thereof, GP shall and does hereby contribute, grant, transfer, assign and convey to LP Sub, and GP shall cause LP Sub to accept, all right, title and interest in and to the GP Holdings’ Common Units (the “Contribution”) and LP Sub shall be admitted as a limited partner of the Partnership; and

(b)Conversion

(c)Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and DGCL, GP shall file or cause to be filed with the Secretary of State of the State of Delaware a properly executed certificate of conversion (the “Certificate of Conversion”), pursuant to which GP shall be converted into a Delaware corporation named “StoneMor Inc.”, and a certificate of incorporation of the Company substantially in the form attached hereto as Exhibit A (the “Charter”), and shall make or cause to be made all other filings or recordings required under the DGCL and DLLCA in connection with the Conversion. The Certificate of Conversion will provide that the Conversion shall become effective at 12:05 a.m. (Eastern time) upon the Closing Date or at such other time as is agreed to by the parties to this Agreement and specified in the Certificate of Conversion (the time at which the Conversion becomes effective is herein referred to as the “Conversion Effective Time”). From and after the Conversion Effective Time, the Charter shall be the certificate of incorporation of the Company and the Bylaws of the Company attached hereto as Exhibit B (the “Bylaws”), shall be the bylaws of the Company, in each case, until duly amended in accordance with the terms thereof and applicable Law, consistent with the obligations set forth in Section 5.8. As of the Conversion Effective Time and before giving effect to the transactions contemplated by the Merger, GP Holdings shall be the sole stockholder of the Company and shall receive as a result of the Conversion and as consideration for the Pre-Closing Transactions and the Merger, 5,282,878 Company Shares, subject to adjustment pursuant to Section 3.5 as if GP Holdings held 5,282,878 Common Units immediately prior to the Effective Time representing 2,332,878 GP Holdings’ Common Units owned by LP Sub and the agreed upon valuation (in Common Units) of 2,950,000 Common Units in exchange for the 1.04% General Partner Interest, the Incentive Distribution Rights and for the governance and all other economic and other rights associated with the General Partnership Interest held indirectly by GP Holdings immediately prior to the Conversion. The Conversion shall have all of the effects prescribed in the DGCL and the DLLCA.

Section 2.2Merger.

(a)The Surviving Entity. Subject to the terms and conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

US 5676929

(b)Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VI in accordance with this Agreement, the Merger shall become effective upon the later to occur of: (i) the filing with the Secretary of State of the State of Delaware of a properly executed certificate of merger (the “Certificate of Merger”); and (ii) such later date and time as may be set forth in the Certificate of Merger (such later date, the “Effective Time”), which shall be no earlier than the Conversion Effective Time, in accordance with the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA. At the Closing, the Company will cause the Certificate of Merger to be duly filed with the Secretary of State of the State of Delaware.

(c)Effects of the Merger. The Merger shall have the effects prescribed in the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

(d)Organizational Documents of the Surviving Entity. At the Effective Time, the Certificate of Limited Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

Section 2.3Directors and Officers of the Company.

(a)Directors. The initial number of directors shall be nine (9) following the Effective Time and such initial directors of the Company shall be the Persons identified by GP by written notice to the Parties following the date hereof. Such persons shall include two (2) designees of Robert B. Hellman, Jr., in his capacity as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries Infrastructure Investors LLC, one (1) designee of Axar Capital Management, LP or its Affiliates and the Chief Executive Officer of the Company . Such directors shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

(b)Officers. The officers of GP immediately prior to the Effective Time shall remain the officers of the Company from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

Section 2.4Closing. Subject to the satisfaction or waiver of the conditions as set forth in Article VI in accordance with this Agreement, the closing of the Pre-Closing Transactions, the Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a) the third Business Day after the day on which the last of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Houston, Texas at 9:00 a.m. Central Time on the Closing Date, unless another time, date or place is agreed to in writing by the parties. In lieu of a physical closing, the parties agree that all requisite closing documents may be exchanged electronically at the Closing, and that documents so exchanged shall be binding for all purposes.

US 5676929

Article III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Partnership, Merger Sub, LP Sub or any holder of Common Units:

(a)Each Outstanding Common Unit, including Phantom Units that will be treated as Common Units pursuant to Section 3.7(a) of this Agreement but excluding any Common Units held by LP Sub, shall be converted into the right to receive one Company Share, which shall have been duly authorized and shall be validly issued, fully paid and nonassessable. The Company Shares issued hereunder are referred to herein as the “Merger Consideration.”

(b)All Common Units (excluding any Common Units held by LP Sub), when converted as a result of and pursuant to the Merger, shall cease to be outstanding and shall automatically be canceled and cease to exist. At the Effective Time, each holder of a certificate representing Common Units (a “Certificate”) and each holder of non-certificated Common Units represented by book-entry (“Book-Entry Units”), other than LP Sub, shall cease to be a unitholder of the Partnership and (except as set forth in Section 3.2) cease to have any rights with respect thereto, except the right to receive (i) such holder’s portion of the Merger Consideration and (ii) any distributions in accordance with Section 3.3(c), and in each case, to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 3.2 without interest.

(c)All of the limited liability company interests in Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become limited partner interests in the Surviving Entity, which limited partner interests shall be duly authorized and validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), such that following the Effective Time, LP Sub shall be the sole holder of Common Units of the Surviving Entity.

(d)The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged subject to such changes as are set forth in the Partnership Agreement, and the Company shall continue to be the sole general partner of the Partnership.

(e)The Incentive Distribution Rights issued and outstanding immediately prior to Effective Time shall remain outstanding and unchanged subject to such changes as are set forth in the Partnership Agreement, and the Company shall continue to own 100% of the Incentive Distribution Rights.

(f)All of the limited liability company interest of GP shall be cancelled.

US 5676929

Section 3.2Rights As Unitholders; Unit Transfers. At the Effective Time, holders of Common Units (other than LP Sub) shall cease to be, and shall have no rights as, unitholders of the Partnership, other than to receive (a) any distribution with respect to such Common Units with a record date occurring prior to the Effective Time that may have been declared or made by the Partnership on such Common Units in accordance with the terms of this Agreement and which remains unpaid at the Effective Time and (b) the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the unit transfer books of the Partnership with respect to such Common Units.

Section 3.3Exchange Procedures.

(a)Exchange Agent. Promptly after the Effective Time, the Company shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the holders of such Common Units, for exchange in accordance with this Article III, through the Exchange Agent, the Company Shares issuable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.3(g)) or Book-Entry Units pursuant to this Article III. The Partnership agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.2(a) and Section 3.3(c). Any cash and Company Shares deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated by this Agreement to be issued or paid for Common Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.3(c), the Exchange Fund shall not be used for any other purpose.

(b)Exchange Procedures. Promptly after the Effective Time, the Company shall instruct the Exchange Agent to mail to each record holder of Common Units as of the Effective Time (other than LP Sub) (i) a letter of transmittal (which shall specify that in respect of certificated units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form and agreed to by the Company and the Partnership prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration issuable or payable in respect of the Common Units represented by such Certificates or Book-Entry Units. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, the holders of Common Units (other than LP Sub) shall be entitled to receive in exchange therefor (A) Company Shares representing, in the aggregate, the number of Company Shares that such holder has the right to receive pursuant to this Article III (after taking into account all Common Units then held by such holder) and (B) a check in the amount equal to the aggregate amount of cash, if any, that such holder has the right to receive pursuant to Section 3.3(c). No interest shall be paid or accrued on any Merger Consideration or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. In the event of a transfer of ownership of Common Units that is not registered in the transfer records of the Partnership, the Merger Consideration issuable or payable in respect of such Common Units may be issued or paid to a transferee, if the Certificate representing such Common Units or evidence of ownership of the Book-Entry Units are presented to the Exchange Agent, and in the case of both certificated and book-entry Common Units,

US 5676929

accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall (i) pay to the Exchange Agent in advance, any amounts required to be withheld and any transfer taxes or other similar taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Common Units, or (ii) shall establish to the satisfaction of the Exchange Agent that any amounts required to be withheld, any transfer taxes or other similar taxes have been paid or are not payable. Until the required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration issuable or payable in respect of the Common Units (excluding those held by LP Sub) and any distributions to which such holder is entitled pursuant to Section 3.2.

(c)Distributions with Respect to Unexchanged Common Units. No distributions declared or made with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any Common Units with respect to the Company Shares that such holder would be entitled to receive in accordance herewith until such holder shall deliver the required documentation and surrender any Certificate as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there shall be paid to such holder of the Company Shares issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of distributions with a record date after the Effective Time theretofore paid with respect to the Company Shares and payable with respect to such Company Shares and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such compliance payable with respect to such Company Shares.

(d)Further Rights in Common Units. The Merger Consideration issued or paid upon conversion of a Common Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.2 or Section 3.3(c)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Common Unit.

(e)Termination of Exchange Fund. Any portion of the Exchange Fund constituting Company Shares or cash that remains unclaimed by the holders of such Common Units after 180 days following the Effective Time shall be returned to the Company upon demand by the Company and, from and after such delivery, any former holders of Common Units who have not theretofore complied with this Article III shall thereafter look only to the Company for the Merger Consideration payable in respect of such Common Units, any distributions with respect to the Common Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of such Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(f)No Liability. To the fullest extent permitted by Law, none of the Company, the Merger Sub nor the Partnership shall be liable to any holder of Common Units for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law.

US 5676929

(g)Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such Person of a bond, in such reasonable amount as the Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue or pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration issuable or payable in respect of the Common Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.2.

(h)Withholding. The Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise issuable or payable pursuant to this Agreement to any holder of Common Units such amounts as the Surviving Entity or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local or foreign tax Law, with respect to the making of such issuance or payment. To the extent that amounts are so deducted and withheld by the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been issued or paid to the holder of Common Units in respect of whom such deduction and withholding was made by the Surviving Entity or the Exchange Agent, as the case may be.

Section 3.4Book Entry Company Shares. All Company Shares to be issued in connection with the Conversion and Merger or exchanged for Common Units in connection with the Merger shall be distributed in book-entry form, without physical certificates.

Section 3.5Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or distributions in the form of equity interests with respect to the Common Units or the Company Shares prior to the Effective Time, the number of Company Shares to be distributed in connection with the Pre-Closing Transactions and the Merger will be correspondingly adjusted to provide the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 3.6No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.7Treatment of Equity Awards and Partnership Equity Plans. Effective immediately prior to the Conversion Effective Time, the GP Board will adopt resolutions, and will take all other actions as may be necessary or required in accordance with applicable Law and each Partnership Equity Plan (including the award agreements in respect of awards granted thereunder) and this Section 3.7, to provide that:

(a)Treatment of 2004 Director Deferred Phantom Units Awards. Immediately prior to the Effective Time, any then outstanding award of phantom units (“Phantom Units”) granted to a member of the GP Board under the 2004 Partnership Equity Plan pursuant to a Phantom Unit agreement that provides for the deferral of the receipt of such Phantom Units (a “2004 Director Deferred Phantom Unit Award”) shall, without any action on the part of the holder thereof, vest, to the extent unvested, and be paid out pursuant to the terms of the applicable award agreement. Immediately prior to the Effective Time, without any action on the part of the holder thereof, each Phantom Unit granted pursuant to such 2004 Director Deferred Phantom Unit Award shall be treated as a Common Unit for all purposes of this Agreement, including the right to receive the Merger Consideration in accordance with the terms hereof.

US 5676929

(b) Treatment of 2014 Director Deferred Phantom Units Awards. Immediately prior to the Effective Time, any then outstanding award of Phantom Units granted to a member of the GP Board under the 2014 Partnership Equity Plan pursuant to a Phantom Unit agreement that provides for the deferral of the receipt of such Phantom Units (a “2014 Director Deferred Phantom Unit Award”) shall, without any action on the part of the holder thereof, be assumed by the Company and converted into an award denominated in Company Shares (a “Converted Director Deferred Phantom Unit Award”). Each Converted Director Deferred Phantom Unit Award shall continue to have and be subject to the same terms and conditions as were applicable to such 2014 Director Deferred Phantom Unit Award immediately before the Effective Time and each Converted Director Deferred Phantom Unit Award shall cover the number of Company Shares equal to the number of Common Units underlying such 2014 Director Deferred Phantom Unit Award.

(c)Treatment of Phantom Units. Immediately prior to the Effective Time, any then outstanding award of Phantom Units that is not a 2004 Director Deferred Phantom Unit Award or a 2014 Director Deferred Phantom Unit Award granted under either of the Partnership Equity Plans shall, without any required action on the part of any holder or beneficiary thereof, be assumed by the Company and converted into an award denominated in Company Shares (a “Converted Phantom Unit Award”). Each Converted Phantom Unit Award shall continue to have and be subject to the same terms and conditions as were applicable to such Phantom Unit Award immediately before the Effective Time and each Converted Phantom Unit Award shall cover the number of Company Shares equal to the number of Common Units underlying such Phantom Unit Award.

(d)Treatment of Restricted Units. Immediately prior to the Effective Time, any award of then outstanding restricted units (“Restricted Units”) granted prior to the Effective Time under the 2014 Partnership Equity Plan (a “Restricted Unit Award”) shall, without any required action on the part of any holder or beneficiary thereof, be assumed by GP and converted into an award denominated in Company Shares (a “Converted Restricted Unit Award”). Each Converted Restricted Unit Award shall continue to have and be subject to the same terms and conditions as were applicable to such Restricted Unit Award immediately before the Effective Time and each Converted Restricted Unit Award shall cover the number of Company Shares equal to the number of Common Units underlying such Restricted Unit Award.

(e)Treatment of Unit Appreciation Rights. Immediately prior to the Effective Time, any then outstanding award of unit appreciation rights (“UARs”) under the 2004 Partnership Equity Plan (a “UAR Award”) shall, without any required action on the part of any holder or beneficiary thereof, immediately vest and any forfeiture restrictions applicable to such UAR Award shall immediately lapse. Immediately prior to the Effective Time, such UAR Award shall be assumed by the Company and converted into a stock appreciation right denominated in Company Shares (a “Converted UAR”). Each Converted UAR shall continue to have and be subject to the same terms and conditions as were applicable to such UAR immediately before the Effective Time, including the exercise price.

(f)Treatment of Partnership Equity Plans. Upon the Effective Time, the Partnership Equity Plans will be assumed by the Company, with the securities covered by the Partnership Equity Plans no longer being Common Units, but Company Shares.

US 5676929

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.1Representations and Warranties of the Parties. Except as otherwise specifically provided in this Article IV, each party hereto represents and warrants to the other parties hereto, to the extent applicable, as follows:

(a)Organization, Standing and Authority. Such party is a corporation, limited liability company or limited partnership, as the case may be, validly existing and in good standing under the jurisdiction of its organization and has the corporate, limited liability company or limited partnership power and authority, as the case may be, to execute and deliver this Agreement and, subject to the terms and conditions hereof, to carry out its obligations hereunder.

(b)Capitalization.

(i)As of the close of business on September 27, 2018, the Partnership had no partnership interests or equity interests issued and outstanding other than (A) 37,958,645 Common Units, (B) the Incentive Distribution Rights, (C) the 1.04% General Partner Interest, (D) 219,307 Phantom Units and 58,646 UARs that settle in Common Units pursuant to the 2004 Partnership Equity Plan, and (E) 780,949 Restricted Units and 274,076 Phantom Units which settle in Common Units pursuant to the 2014 Partnership Equity Plan. All outstanding equity interests of the Partnership are, and all Common Units issuable pursuant to the Phantom Units, the Restricted Unit Awards and the UAR Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(ii)GP is the sole general partner of the Partnership. GP is the sole record and beneficial owner of the General Partner Interest and the Incentive Distribution Rights, and such General Partner Interest has been duly authorized and validly issued in accordance with applicable Law and the Partnership Agreement.

(iii)GP Holdings is the record and beneficial holder of 100% of the limited liability company interests of GP and, as of the close of business on September 27, 2018, was the record and beneficial holder of 2,332,878 Common Units.

(iv)Immediately prior to the Effective Time (after giving effect to the Conversion), the authorized capital stock of the Company will consist of 200,000,000 Company Shares, of which 5,282,878 Company Shares will be issued and outstanding and owned beneficially and of record by GP Holdings, and 10,000,000 shares of preferred stock, none of which will be issued or outstanding. All of the issued and outstanding Company Shares were duly authorized for issuance and are validly issued, fully paid and nonassessable and free of preemptive rights. When issued pursuant to the terms of this Agreement, all Company Shares issued pursuant to the Conversion or constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

US 5676929

(v)As of the date hereof and immediately prior to the Effective Time (after giving effect to the Conversion), all of the issued and outstanding limited liability company interests of Merger Sub are beneficially owned by the Company. Except for the transactions contemplated by this Agreement, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Merger Sub to issue, transfer or sell any equity interest of Merger Sub, or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not incurred and will not incur, directly or indirectly, any obligations and has not engaged and will not engage in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(vi)As of the date hereof and immediately prior to the Effective Time (after giving effect to the Conversion), all of the issued and outstanding limited liability company interests of LP Sub are beneficially owned by the Company. Except for the transactions contemplated by this Agreement, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating LP Sub to issue, transfer or sell any equity interest of Merger Sub, or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, LP Sub has not incurred and will not incur prior to the Effective Time, directly or indirectly, any obligations and has not engaged and will not engage in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(vii)Except for the transactions contemplated by this Agreement, as disclosed in the Partnership SEC Documents or as set forth above in this Section 4.1(b), as of the date of this Agreement, there are not, and, as of the Conversion Effective Time with respect to GP and the Effective Time with respect to the Company, there will not be (A) partnership interests, limited liability company interests or other equity securities of the Partnership, the Company or the GP, as applicable, issued or authorized and reserved for issuance, (B) outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership, the Company or the GP, as applicable, to issue, transfer or sell any equity interest of the Partnership, the Company or the GP, as applicable, respectively, or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, or (C) contractual obligations of the Partnership, the Company or the GP, as applicable, to repurchase, redeem or otherwise acquire any other equity interest in the Partnership or the Company or the GP, as applicable, respectively or any such securities or agreements listed in clause (B) of this sentence.

US 5676929

(viii)Neither the Partnership or GP nor any of their respective Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Unitholders or stockholders of the Company on any matter.

(ix)Except as disclosed in the Partnership SEC Documents or on Schedule 4.1(g), there are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries. Except as set forth on Schedule 4.1(g), there are no voting trusts or other agreements or understandings to which GP or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of GP or the Company, as applicable.

(x)GP is, and at all times has been, in compliance with Section 7.5(a) of the Partnership Agreement.

(c)Approvals.

(i)Such party has taken all corporate, limited partnership and limited liability company, as applicable, action, subject to the Partnership Unitholder Approval, in the case of the Partnership, as may be necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the performance of its obligations hereunder and this Agreement constitutes a legal, valid and binding obligation of such party (assuming the due execution and delivery by, or with respect to, the other parties hereto), enforceable against such party in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ or secured parties’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

(ii)In the case of the Partnership, as of the date hereof, the Conflicts Committee has (A) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Partnership and the Unitholders (other than GP and the Unitholders affiliated with GP); (B)  approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting Special Approval), (C) directed that this Agreement be submitted to a vote of the Unitholders, and (D) resolved its recommendation of adoption of this Agreement by the Unitholders.

(iii)The Partnership Unitholder Approval is the only vote or approval of the holders of any class or series of partnership interests in the Partnership that is necessary to approve and adopt this Agreement on behalf of the Partnership and the transactions contemplated by this Agreement. The GP Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or similar Law applicable to GP (or the Company, as applicable) or any of its Subsidiaries (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 203 of the DGCL) under Section 203 of the DGCL) (“Takeover Laws”) do not, and will not, apply to this Agreement and the consummation of the transactions contemplated this Agreement, including the Merger, the Conversion and the issuance of Company Shares pursuant to the Merger.

US 5676929

(iv)The GP Board, on behalf of GP, in its capacity as the sole member of Merger Sub, has approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement.

(v)The GP Board, on behalf of GP, has (i) approved the Conversion and the issuance of Company Shares pursuant to the Merger, and (ii) recommended to the Board of Directors of GP Holdings, in its own capacity and in its capacity as the sole member of GP, that it approve the Conversion and the issuance of Company Shares pursuant to the Merger.

(vi)The Board of Directors of GP Holdings, on behalf of GP Holdings, in its individual capacity and in its capacity as the sole member of GP, and immediately following the Conversion, as the sole stockholder of the Company, has approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including, upon the recommendation of the GP Board, as applicable, the Conversion and the issuance of Company Shares pursuant to the Merger.

(d)No Conflicts. Subject to the filing and declaration of the effectiveness, as applicable, of the Partnership Proxy Statement and the Registration Statement, and assuming Partnership Unitholder Approval, the Credit Agreement Amendment, required filings under federal and state securities laws and the rules of the NYSE or any other National Securities Exchange, and the other consents, authorizations, filings and approvals contemplated by Article VI are duly obtained, none of the execution and delivery hereof, the performance of such party’s obligations hereunder nor the consummation of the transactions contemplated by this Agreement will violate or contravene (i) the organizational documents of such party (or any of its Subsidiaries), (ii) any material Law applicable to such party (or any of its Subsidiaries); or (iii) except where such violation or contravention has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such party (or any of its Subsidiaries, or, in the case of GP, on the Partnership) or any material agreement to which such party (or any of its Subsidiaries) is a party or by which its assets are bound.

(e)No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(f)Regulatory Approvals. No approval of any Governmental Authority is necessary to consummate the transactions contemplated by this Agreement, including the Merger, the Conversion and the Contribution, other than (i) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing and declaration of effectiveness, as applicable, of the Partnership Proxy Statement and the Registration Statement, and applicable state securities and “blue sky” laws, (ii) the filing of the Certificate of Merger, the Charter and the Certificate of Conversion with the Secretary of State of the State of Delaware, or (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NYSE or any other National Securities Exchange (collectively, the “Required Approvals”), and no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by such party and the consummation by such party of the transactions contemplated by this Agreement, other than the Required Approvals and such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions.

US 5676929

(g) Transactions with Unitholders. Except as disclosed on Schedule 4.1(g) hereto or in any Partnership SEC Documents, neither GP nor its Affiliates (other than the Partnership and its Subsidiaries) are a party to any agreement, contract or arrangement between themselves, on the one hand, and any Unitholder in its capacity as such, on the other hand.

Section 4.2No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of the parties nor any other Person makes or has made any express or implied representation or warranty with respect to such party or with respect to any other information provided to the other parties in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, no party will have or be subject to any liability or other obligation to the other parties or any other Person resulting from the distribution to the other parties or the other Parties’ use of, any such information, including any information, documents, projections, forecasts or other materials made available to the parties in expectation of the Reorganization, unless any such information is the subject of an express representation or warranty set forth in Article IV.

Article V

COVENANTS

Section 5.1Commercially Reasonable Efforts; Third Party Approvals. Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Reorganization promptly and otherwise to enable consummation of the transactions contemplated hereby, including the Merger, the Conversion and the Contribution. Each party hereto shall cooperate and use its commercially reasonable efforts to (i) prepare all documentation, (ii) effect all filings, (iii) obtain all permits, consents, approvals and authorizations of all third parties necessary to consummate the transactions contemplated by this Agreement, including the Merger, the Conversion and Contribution, (iv) comply with the terms and conditions of such permits, consents, approvals and authorizations, (v) cause the Reorganization to be consummated as expeditiously as practicable and (vi) defend against any proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 5.2Preparation of the Registration Statement and the Partnership Proxy Statement; Partnership Unitholder Meeting.

(a)As promptly as practicable following the date of this Agreement, the Partnership and GP shall jointly prepare and file with the SEC a registration statement on Form S-4 (the “Registration Statement”), in which a proxy statement, which the Partnership and GP will jointly prepare and file with the SEC (the “Partnership Proxy Statement”), will be included as a prospectus. Each of the Partnership and GP shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and GP shall use its commercially reasonable efforts to cause the Partnership Proxy Statement to be mailed to the Unitholders as promptly as practicable after the Registration Statement is declared effective

US 5676929

under the Securities Act. No filing of, or amendment or supplement to, including by incorporation by reference, the Registration Statement or the Partnership Proxy Statement will be made by any party without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or GP or the Company, as applicable, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or GP or the Company, as applicable, that should be set forth in an amendment or supplement to either the Registration Statement or the Partnership Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Unitholders.

(b)The Partnership shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Unitholders (the “Partnership Unitholder Meeting”) for the purpose of obtaining the Partnership Unitholder Approval. The Partnership shall, through the Conflicts Committee, recommend to the Unitholders approval of this Agreement (the “Partnership Conflicts Committee Recommendation”) unless the Conflicts Committee has concluded that recommending to the Unitholders approval of this Agreement would be inconsistent with its duties to the holders of Units under the Partnership Agreement or applicable Law, and the Partnership shall use commercially reasonable efforts to obtain from the Unitholders the Partnership Unitholder Approval. Notwithstanding the foregoing, at any time prior to obtaining the Partnership Unitholder Approval, the Conflicts Committee may withdraw, modify or qualify in any manner adverse to any party to this Agreement the Partnership Conflicts Committee Recommendation (any such action, a “Change in Recommendation”) if the Conflicts Committee shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make a Change in Recommendation would be inconsistent with its duties under the Partnership Agreement or applicable Law; provided, however, that the Conflicts Committee shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless the Partnership has provided to GP Holdings five Business Days’ prior written notice advising GP Holdings that the Conflicts Committee intends to take such action and specifying the reasons therefor in reasonable detail. For the avoidance of doubt, any Change in Recommendation will not (i) change the approval of this Agreement and the transactions contemplated hereby or any other approval of the Conflicts Committee or (ii) relieve the Partnership of any of its obligations under this Agreement, including its obligation to hold the Partnership Unitholder Meeting. The Partnership Proxy Statement shall include the Partnership Conflicts Committee Recommendation including any Change in Recommendation. Without limiting the generality of the foregoing, the Partnership’s obligations pursuant to the first sentence of this Section 5.2(b) shall not be affected by the withdrawal or modification of the Partnership Conflicts Committee Recommendation or the Special Approval of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) for the absence of quorum, and (iii) to the extent reasonably necessary to ensure that any supplement or amendment to the Partnership Proxy Statement that the GP Board has determined after consultation with outside legal counsel is necessary under applicable Law is provided to the Unitholders within the minimum

US 5676929

amount of time reasonably practicable prior to the Partnership Unitholder Meeting. Without the written consent of the Conflicts Committee, no matter shall be submitted for action at the Partnership Unitholder Meeting except (i) the approval of this Agreement and the Merger, (ii) matters reasonably related to the approval of this Agreement and the Merger and (iii) matters related to financing in connection with this Agreement or the Merger.

(c)Unless this Agreement is validly terminated in accordance with Article VII, the Partnership shall submit this Agreement to the Unitholders for approval at the Partnership Unitholder Meeting.

Section 5.3Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. No party shall be required to provide access to or to disclose any information that is subject to attorney-client privilege.

Section 5.4Press Releases. Prior to the termination of this Agreement pursuant to Article VII, each of the parties will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or the rules of the NYSE or any applicable National Securities Exchange, in which case it will consult with the other party before issuing any such press release or written statement.

Section 5.5Section 16 Matters. Prior to the Effective Time, the Partnership and GP shall take all reasonable steps to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Partnership (including derivative securities) or acquisitions of Company Shares in connection with this Agreement and the transactions contemplated hereby, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.6Fees and Expenses. Except as otherwise provided in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Partnership.

Section 5.7Takeover Statutes. If prior to the Effective Time any Takeover Law shall become applicable to this Agreement, the Merger or the other transactions contemplated hereby or related thereto, each of the Partnership, GP Holdings, GP and the Conflicts Committee shall grant such approvals and shall use commercially reasonable efforts to take such actions so that the transactions contemplated hereby, including the Conversion and the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Conversion and the Merger.

US 5676929

Section 5.8Indemnification.

(a)All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Merger existing as of the date of this Agreement in favor of the Indemnitees (as defined in the Partnership Agreement) as provided in the Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Partnership’s Subsidiaries) and indemnification agreements of the Partnership, GP or any of their Subsidiaries (the “Indemnitees”) shall as of the Effective Time be assumed by the Company in the transactions contemplated by this Agreement, without further action, and shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms.

(b)For a period of not less than six (6) years after the Merger, the bylaws of the Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Partnership Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of not less than six (6) years after the Merger in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger, were Indemnitees, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(c)This Section 5.8 shall survive the consummation of the Reorganization and is intended to be for the benefit of, and shall be enforceable by, the Indemnitees and their respective heirs and personal representatives, and shall be binding on GP, the Company and their successors and assigns.

Section 5.9Conduct of the StoneMor Parties. From and after the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, GP, GP Holdings and their respective controlling Affiliates will not enter into any agreement, transaction or arrangement with the Partnership or any of its Subsidiaries without the prior written consent of the Conflicts Committee except (i) actions taken by GP solely in its capacity as the general partner of the Partnership, (ii) as otherwise provided in this Agreement or (iii) for any such agreement, transaction or arrangement entered into in the ordinary course of business consistent with past practice.

Section 5.10Prompt Notification. From the date of this Agreement until the Closing Date, each of GP Holdings and the Partnership shall, and shall cause its Subsidiaries to, promptly notify the other party and the Conflicts Committee in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation, or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the notified party.

US 5676929

Section 5.11Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, neither the GP Board nor GP Holdings shall, without the consent of the Conflicts Committee, eliminate the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee, or, except in the event of a material breach of his or her obligations as a director of GP or for cause, remove or cause the removal of any director of the GP Board that is a member of the Conflicts Committee either as a member of such board or such committee, or appoint any additional director to the GP Board or the Conflicts Committee, in each case without the affirmative vote of the GP Board, including the affirmative vote of a majority of members of the Conflicts Committee. For the avoidance of doubt, this Section 5.11 shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the GP LLC Agreement.

Section 5.12Registration Rights Agreement. GP shall use commercially reasonable efforts to enter into a customary registration rights agreement with the Supporting Unitholders prior to the Closing, consistent with the term sheet attached as Exhibit C.

Article VI

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each party hereto to consummate the Reorganization is conditioned upon the satisfaction at or prior to the Closing of each of the following:

Section 6.1Partnership Unitholder Vote. This Agreement and the transactions contemplated thereby, including the Merger, the Conversion and Contribution, shall have been approved and adopted by the affirmative vote or consent of holders of a majority of Outstanding Common Units (“Partnership Unitholder Approval”) in accordance with applicable Law and the Partnership Agreement.

Section 6.2No Injunction. No order, decree or injunction of any Governmental Authority shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated hereby.

Section 6.3Representations, Warranties and Covenants of the StoneMor Parties. In the case of Merger Sub’s obligations to consummate the Reorganization:

(a)each of the representations and warranties contained herein of the StoneMor Parties shall be true and correct in all material respects as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date.

(b)each of the covenants of the StoneMor Parties to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects by the StoneMor Parties; and

US 5676929

(c)the Company shall have received a certificate signed by an authorized person of GP Holdings, dated the Closing Date, to the effect, as applicable, set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4Representations, Warranties and Covenants of Merger Sub. In the case of each of the StoneMor Parties’ obligation to consummate the Reorganization:

(a)each of the representations and warranties contained herein of Merger Sub shall be true and correct in all material respects as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date;

(b)each of the covenants of Merger Sub to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with by Merger Sub in all material respects; and

(c)the Partnership shall have received a certificate signed by an executive officer of Merger Sub, dated the Closing Date, to the effect, as applicable, set forth in Section 6.4(a) and Section 6.4(b).

Section 6.5Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 6.6NYSE Listing. The Company Shares shall have been approved for listing on the NYSE or any other National Securities Exchange, subject to official notice of issuance.

Section 6.7Credit Agreement Amendment. The Credit Agreement, dated as of August 4, 2016, among StoneMor Operating LLC, the other borrowers party thereto, the lenders party thereto, Capital One, National Association, as administrative agent and the other agents party thereto (the “Credit Agreement”) and any other documents entered into in connection with the Credit Agreement, shall have been amended, amended and restated, or otherwise modified in a manner that permits the consummation of the Reorganization and the other transactions contemplated by this Agreement (the “Credit Agreement Amendment”).

Section 6.8Company Long-Term Incentive Plan. The GP Board or a committee thereof shall have adopted the Company Long-Term Incentive Plan as of the Effective Time and authorized all equity awards granted thereunder as of the Effective Time.

Section 6.9Frustration of Closing Conditions.

(a)None of the StoneMor Parties (other than the Partnership) may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was due to the failure of any of the StoneMor Parties (other than the Partnership) to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such party prior to the Closing.

US 5676929

(b)Merger Sub may not rely on the failure of any condition set forth in this Article VI, as the case may be, to be satisfied if such failure was due to the failure of such party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

Article VII

TERMINATION

Section 7.1Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby, including the Conversion and the Merger, may be abandoned at any time prior to the Effective Time whether before or after Partnership Unitholder Approval:

(a)by either the Partnership or Merger Sub upon written notice to the other, if:

(i)the Closing has not been consummated on or before June 30, 2019 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(a)(i) shall not be available to the Partnership or Merger Sub, as applicable, whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Closing and the transactions contemplated hereby to have been consummated on or before such date;

(ii)the Partnership Unitholder Meeting and any postponements or adjournments thereof shall have concluded and the Partnership Unitholder Approval shall not have been obtained;

(iii)any Governmental Authority has issued an order, decree or injunction that is in effect enjoining, prohibiting or otherwise making illegal the consummation of the Merger or any of the other transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(a)(iii) shall not be available to the Partnership or Merger Sub, as applicable, whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, such issuance;

(iv)there has been a material breach in any of the representations or warranties set forth in this Agreement on the part of any of the other parties (treating the StoneMor Parties as one party and Merger Sub as one party for the purposes of this Section 7.1), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7.1(a)(iv) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 6.4 (in the case of a breach of representation or warranty by Merger Sub) or Section 6.3 (in the case of a breach of representation or warranty by the StoneMor Parties);

US 5676929

(v)there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the other parties, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7.1(a)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 6.4 (in the case of a breach of covenants or agreements by Merger Sub) or Section 6.3 (in the case of a breach of covenants or agreements by the StoneMor Parties);

(b)by the Partnership upon written notice to GP Holdings, if the Conflicts Committee has made a Change in Recommendation; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this if the Partnership Unitholder Approval shall have been obtained prior to the time of such termination; or

(c)by GP, upon written notice to the Partnership and Merger Sub, (i) if GP shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the consummation of the Reorganization would be inconsistent with its duties under the Partnership Agreement or applicable Law, or (ii) if there has been a Material Adverse Effect on the Partnership.

Section 7.2Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 7.2 and Section 7.3, this Agreement (other than Section 5.6, this Section 7.2 and Article VIII) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of any party hereto; provided, however, that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.

Section 7.3Termination Expenses. Notwithstanding Section 5.6 or any other provision herein to the contrary, if this Agreement is terminated pursuant to Section 7.1(a)(i) and (a) none of the circumstances described in Section 7.1(a)(ii), (iii), (iv) or (v), Section 7.1(b), Section 7.1(c) otherwise exist, and (b) there has not been (i) a change in tax Law that could reasonably be expected to have a Material Adverse Effect, or (ii) any other event or occurrence not reasonably within the control of GP or its Affiliates that has had or would reasonably be expected to have a material adverse effect on the Partnership’s ability to consummate the transactions contemplated hereby (it being understood and agreed by the parties that the failure of the Registration Statement to be declared effective shall be deemed to be not within the control of GP or its Affiliates so long as the Partnership and GP have used commercially reasonable efforts to have it declared effective prior to the termination of this Agreement), then GP and GP Holdings shall reimburse to the Partnership all out-of-pocket costs and expenses (including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses) incurred by the Partnership in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

US 5676929

Article VIII

MISCELLANEOUS

Section 8.1Waiver; Amendment. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party or parties benefited by the provision and approved by the Conflicts Committee in the case of the Partnership and executed in the same manner as this Agreement, or (b) amended or modified at any time, whether before or after the Partnership Unitholder Approval, by an agreement in writing between the parties hereto approved by the Conflicts Committee in the case of the Partnership and executed in the same manner as this Agreement, provided, that after the Partnership Unitholder Approval, no amendment shall be made that requires further Partnership Unitholder Approval without such approval.

Section 8.2Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 8.3Governing Law. The laws of the State of Delaware shall govern the construction, interpretation and effect of this Agreement without giving effect to any conflicts of law principles.

Section 8.4Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or through electronically transmission or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):

if to the Partnership, at

StoneMor Partners L.P.
3600 Horizon Boulevard
Trevose, PA 19053 Attention: General Counsel, Austin K. So Email: aso@stonemor.com
With a copy to (which shall not constitute notice): Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, TX 77002 Attention: David P. Oelman Email: doelman@velaw.com
Drinker Biddle & Reath LLP One Logan Square, Ste. 2000 Philadelphia, PA 19103 Attention: F. Douglas Raymond, III Email: douglas.raymond@dbr.com

US 5676929

if to GP, GP Holdings or Merger Sub, at

StoneMor GP LLC 3600 Horizon Boulevard
Trevose, Pennsylvania 19053 Attention: General Counsel, Austin K. So Email: aso@stonemor.com
With copies to: Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, TX 77002 Attention: David P. Oelman Email: doelman@velaw.com

Notices will be deemed to have been received (i) on the date of receipt if delivered by hand or nationally recognized overnight courier service, (ii) in the case of electronic transmission, on the date receipt of such electronic transmission is confirmed in writing or by electronic transmission or (iii) on the date five (5) Business Days after dispatch by certified or registered mail.

Section 8.5Entire Understanding; No Third Party Beneficiaries. This Agreement and any certificates delivered by any party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), the provisions of Section 5.8 and Section 8.13 and the right of the Unitholders to receive the applicable Merger Consideration after the Closing (a claim by the Unitholders with respect to which may not be made unless and until the Closing shall have occurred).

Section 8.6Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 8.7Titles and Headings. The article, section and paragraph headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

US 5676929

Section 8.8Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws. Each party agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.4 shall be deemed effective service of process on such party.

Section 8.9Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent any breach of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.11Interpretation; Definitions. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrase “beneficial ownership” and words of similar import when used in this Agreement shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(1) under the Exchange Act. Except as otherwise expressly provided herein, all references in this Agreement to “$” are intended to refer to U.S. dollars. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Reference to any agreement or instrument means the agreement or instrument as amended, restated, modified or supplemented from time to time. References to a Person are also to its permitted successors and assigns. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.

US 5676929

Section 8.12Survival. All representations, warranties, agreements and covenants contained in this Agreement shall terminate at the Effective Time or, except as provided in Section 7.2, at the termination of this Agreement pursuant to Section 7.1; provided, however, that if the Closing occurs, the agreements of the parties in Article I, Article II, Article III, Article VIII, Section 5.6, Section 5.8, Section 7.3 and any other agreement in this Agreement (or any instrument or other document delivered pursuant to this Agreement) that contemplates performance after the Effective Time shall survive the Effective Time.

Section 8.13No-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any party may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Person other than the parties to this Agreement (and their respective successors and assigns) shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any Affiliate of any party or any of such party’s or its Affiliates’ respective (i) former, current or future directors, officers, agents, managers, advisors, subadvisors, assignees, incorporators, controlling Persons, fiduciaries, representatives or employees (or any of their successors or permitted assignees), (ii) former, current, or future general or limited partners, managers, stockholders or members (or any of their successors or permitted assignees), or (iii) any former, current or future directors, officers, agents, employees, managers, advisors, subadvisors, assignees, incorporators, controlling Persons, fiduciaries, representatives, general or limited partners, stockholders, managers or members of any of the foregoing, or in each case, any financing sources of any of the foregoing, but in each case not including the parties to this Agreement (and their respective successors and assigns), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against such persons and entities, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any such Persons, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, or in connection or contemplation hereof, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided, however, that nothing in this Section 8.13 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

Section 8.14Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the consent of each other party, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary of the Company, but no such assignment shall relieve the Company or Merger Sub of any of its obligations hereunder, and any such purported assignment in violation of this Section 8.14 shall be void ab initio.

[Signature Page Follows]

US 5676929

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the date first above written.

STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC, its general partner

	By:	/s/ Joseph M. Redling
	Name:	Joseph M. Redling
	Title:	President and Chief Executive Officer

STONEMOR GP LLC

By:	/s/ Joseph M. Redling
Name:	Joseph M. Redling
Title:	President and Chief Executive Officer

STONEMOR GP HOLDINGS LLC

By:	/s/ Robert B. Hellman, Jr.
Name:	Robert B. Hellman, Jr.
Title:	Authorized Person

HANS MERGER SUB, LLC

By:	/s/ Joseph M. Redling
Name:	Joseph M. Redling
Title:	President and Chief Executive Officer

Signature Page to
Merger and Reorganization Agreement

US 5676929

Schedule 4.1(g)

Transactions with Unitholders

Voting and Support Agreement dated as of September 27, 2018 by and among Axar Capital Management, LP, a Delaware limited partnership, Axar GP LLC, a Delaware limited liability company, Axar Master Fund, Ltd., a Cayman Islands exempted limited partnership, StoneMor Partners L.P., a Delaware limited partnership, Robert B. Hellman, Jr., in his capacity as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries and StoneMor GP Holdings LLC.

Nomination and Director Voting Agreement dated as of September 27, 2018 by and among StoneMor GP LLC, a Delaware limited liability company, Axar Capital Management, LP, a Delaware limited partnership, Axar GP LLC, a Delaware limited liability company, Axar Master Fund, Ltd., a Cayman Islands exempted limited partnership, and Robert B. Hellman, Jr., in his capacity as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries.

Memorandum of Understanding dated July 31, 2018 by and among GP Holdings, Axar Capital Management, LP, a Delaware limited partnership, and Robert B. Hellman, Jr., in his capacity as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries.

US 5676929

Exhibit A
Certificate of Incorporation of the Company

Attached.

1

US 5676929

Exhibit B
Bylaws of the Company

Attached.

1

US 5676929

Exhibit C
Registration Rights Term Sheet

This term sheet is intended for illustrative and discussion purposes only and will not give rise to any legally binding obligation on the part of any party or any of their affiliates until such parties have executed and delivered to each other the definitive, binding written agreement contemplated by this term sheet. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger and Reorganization Agreement (the “Merger Agreement”).

Parties

StoneMor Inc. (“StoneMor Inc.”);

Axar Capital Management, LP, Axar GP, LLC, Axar Master Fund, Ltd. (collectively, “Axar”);

Robert B. Hellman, Jr. (in his capacity as trustee under the Voting and Investment Trust Agreement for the benefit of American Cemeteries Infrastructure Investors LLC) (“AIM”); and

StoneMor GP Holdings LLC (“GP Holdings” and together with AIM and Axar, the “Holders”).

Registration Statement

As soon as reasonably practicable after it is eligible to use Form S-3, StoneMor Inc. will file a Form S‑3 shelf registration statement covering the resale of the StoneMor Inc. Company Shares and use all commercially reasonable efforts to have the registration statement declared effective within 90 days of filing.

If StoneMor Inc. is not Form S-3 eligible on or following the first anniversary of the effective date of the Reorganization, then each of AIM and Axar shall be entitled to request that StoneMor Inc. file a S-1 registration statement .  StoneMor Inc. shall not be required to keep such registration statement in effect for a period of more than 180 days.

1

US 5676929

Right to demand registration

Each of AIM and Axar shall be entitled to request (an “Underwritten Offering Request”) that StoneMor Inc. file a prospectus supplement to the shelf registration statement and otherwise facilitate an underwritten offering of a specified amount of Registrable Securities (an “Underwritten Offering”);  provided, however, that the aggregate value of Registrable Securities to be included in each Underwritten Offering Request (based on the VWAP of the StoneMor Inc. Company Shares for the 30 days prior to the date of the Underwritten Offering Request) must exceed $10 million.

Each of AIM and Axar will be entitled to two (2) Underwritten Offering Requests (or one Underwritten Offering request in addition to any S-1 registration that has been effected as provided above); provided, that, Underwritten Offering Requests may not be exercised more than one time in any 6-month period.  Any Underwritten Offering will not count against such number of Underwritten Offering Requests if such offering is closed or withdrawn (other than at the request of the requesting Holder).  The requesting Holder will have the right to select the lead underwriters for the Underwritten Offering, to be reasonably acceptable to StoneMor Inc. AIM and GP Holdings will share in any Underwritten Offering Requests.

For purposes hereof, “Registrable Securities” shall mean all StoneMor Inc. Company Shares acquired by Axar and AIM pursuant to the Merger and Reorganization Agreement (including shares received as liquidated damages and shares received with respect to Registrable Securities pursuant to stock splits, dividends, combinations, reorganizations and the like).  Any Registrable Security will cease to be a Registrable Security (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; or (b) when such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act.

Participation in Underwritten Offerings

Each Holder shall have the right to participate in any Underwritten Offering of StoneMor Inc., subject to customary notice procedures (which shall include truncated notice procedures for overnight, bought-deal or similar offerings); provided, that the value (based on the VWAP of the Company for the 30 business days prior to the date of the Underwritten Offering Request) of such Holder’s Registrable Securities must be at least $5 million.

Underwritten Offering cutback

If the managing underwriter advises StoneMor Inc. that a reduction in the size of any Underwritten Offering is necessary or advisable, each participating Holder’s allocation shall be proportionately reduced based on the amount of Registrable Securities each participating Holder proposed to include.

Registration expenses	Underwriting discounts and commissions and fees and expenses of Holders’ counsel will be borne by Holders. All other expenses relating to registration will be borne by Stonemor Inc.
Lock-up

Each Holder agrees to enter into customary lock-up agreements not to exceed 90 days for any Underwritten Offering or other registered offering by Stonemor Inc., if requested by the managing underwriter.

Other provisions	The definitive registration rights agreement will contain such other provisions as are customary for a transaction of this nature and as may be agreed up on Stonemor Inc. and Holders.

2

US 5676929